EXHIBIT 99.1

Steinway Announces Partial Redemption of 7.0% Senior Notes Due 2014

WALTHAM, MA — April 1, 2011 — Steinway Musical Instruments, Inc. (NYSE: LVB), today announced that it will redeem for cash $85,000,000 aggregate principal amount of the Company’s outstanding 7.0% Senior Notes due 2014 (the “Notes”). The redemption date will be May 2, 2011.

The Company will pay a redemption price of $1,017.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to the redemption date.

A notice of partial redemption is being sent to all currently registered holders of the Notes by the trustee, The Bank of New York Mellon Trust Company, N.A. Copies of the notice of partial redemption and additional information relating to the procedure for redemption may be obtained from the trustee by calling (800) 254-2826. The trustee has elected to redeem the Notes on a pro rata basis. Cede & Co., the record holder for each of the Notes, as nominee of The Depository Trust Company (“DTC”), has been notified of the partial redemption. DTC will conduct a lottery to determine the allocation of redemptions among broker-dealer firms and each participant broker-dealer will in turn determine how redeemed Notes are allocated among its underlying beneficial owners. Allocation procedures among different broker-dealers may vary and the Company has no control over the allocation process of DTC or the broker-dealers. As a result, beneficial owners of Notes may not be redeemed on a strictly pro rata basis; certain beneficial owners of Notes may have a higher percentage of their Notes redeemed than others, and certain beneficial owners of Notes may not have any Notes redeemed. Beneficial owners of Notes should contact their financial advisers for more specific details regarding their broker-dealer’s allocation procedures.

Payment of the redemption price will be made on or after May 2, 2011 upon presentation and surrender of the Notes selected for redemption by mail or hand delivery to The Bank of New York Mellon Trust Company, N.A. Unless the Company defaults in making the redemption payment, interest on the Notes selected for redemption will cease to accrue on and after the redemption date.

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com